Exhibit 99.1



FOR IMMEDIATE RELEASE

CONTACTS:
J. Thomas Parmeter
President
Janis Y. Neves
Director of Finance & Administration
(858) 558-6064
info@ppti.com


PROTEIN POLYMER TECHNOLOGIES REPORTS NEW EQUITY INVESTMENT

        SAN DIEGO, September 9, 2002 -- Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI), reports today that it has received approximately $680,000 in additional capital through the exercise of warrants for the purchase of common stock. Each warrant holder who exercised received an equal number of replacement warrants. The proceeds will be used in part to accelerate the Company's clinical testing of its products for the treatment of female stress urinary incontinence and for the correction of dermal contour deficiencies.

        "We continue to make progress in developing PPTI's tissue augmentation products and tissue adhesive technology. Through our partner, Femcare Ltd., European clinical trials of our female stress urinary incontinence product are in progress. We are also conducting preclinical animal testing of our tissue adhesive technology. Our partner, Spine Wave, Inc., is progressing with the use of this technology for the treatment of lower back pain due to damaged or deteriorated spinal disks," said J. Thomas Parmeter, PPTI's President and Chief Executive Officer. "In combination with existing cash, anticipated research and development payments from Spine Wave and the proceeds from the recent exercise of warrants, we believe that we have sufficient resources to carry us through the remainder of 2002. However, our ability to complete U.S. clinical testing of the incontinence product and the dermal augmentation product requires the identification of additional sources of working capital. Over the next few months, the Company will seek to raise additional funds for continuing operations through private or public offerings, and through additional collaborative agreements."

        Protein Polymer Technologies, Inc., is a biotechnology company focused on developing products to improve medical and surgical outcomes. From its inception in 1988, PPTI has been a pioneer in protein design and synthesis, developing an extensive portfolio of proprietary biomaterials. These genetically engineered biomaterials are high molecular weight proteins, processed into products with physical and biological characteristics tailored to specific clinical performance requirements. Targeted products include urethral bulking agents for the treatment of stress urinary incontinence, dermal augmentation products for cosmetic and reconstructive



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surgery, surgical adhesives and sealants, scaffolds for wound healing and tissue engineering, and depots for local drug delivery.

        The securities described in this release will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations, scientific and clinical product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale-up. The reader is encouraged to refer to the Company's 2001 Annual Report on Form 10-KSB, the Company's quarterly reports on Form 10-QSB for the periods ended March 31, 2002 and June 30, 2002, and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.